Exhibit 99.1

Keith Bair, Senior Vice President and CFO

keith.bair@FARO.com, 407-333-9911

FARO Reports Second Quarter Results

LAKE MARY, FL., July 29, 2009 – FARO Technologies, Inc. (NASDAQ: FARO) today announced results for the second quarter ended July 4, 2009. Net loss for the second quarter was $2.1 million, or $0.13 per diluted share, a decrease of $8.5 million, compared to net income of $6.4 million, or $0.38 per diluted share, in the second quarter of 2008.

Sales for the second quarter of 2009 decreased $23.1 million, or 40.2%, to $34.6 million from $57.7 million in the second quarter of 2008. New order bookings for the second quarter were $35.4 million, a decrease of $23.3 million, or 39.7%, compared with $58.7 million in the second quarter of 2008.

“The global recession continued to adversely affect customers in the markets we serve. As a result, our second quarter orders and sales declined substantially year-over-year,” stated Jay Freeland, FARO’s President and CEO. “Customers have significantly reduced their budgets for capital expenditures and financing remains difficult for them to arrange. In light of the current economic conditions, they continue to be exceptionally cautious. However, we are maintaining our strong share of the market and our pipeline for new orders remains robust, as leads and demos continue to grow. New sales initiatives and programs like the FARO Test Drive have had some success in bringing deals to closure, which enabled sequential sales growth of 9.8% over the first quarter of 2009. However, we continue to believe that market conditions will remain weak at least through the end of this year.”

Gross margin for the second quarter of 2009 was 56.1%, compared to 62.8% in the second quarter of 2008. Gross margin decreased primarily due to a change in the sales mix between higher margin product sales and lower margin service revenue.

Selling expenses as a percentage of sales increased to 35.1% in the second quarter of 2009 from 29.6% in the second quarter of 2008, primarily as a result of the decline in sales. Selling expenses in the second quarter of 2009 decreased by $5.0 million to $12.1 million.

General and administrative expenses increased to 17.8% of sales for the second quarter of 2009 from 12.1% in the second quarter of 2008. General and administrative expenses in the second quarter of 2009 decreased by $0.9 million to $6.1 million.

R&D expenses were $3.3 million in the second quarter of 2009, an increase from $3.2 million in the second quarter of 2008. R&D expenses were 9.5% of sales in the second quarter of 2009 compared to 5.5% of sales in the second quarter of 2008.

The operating loss for the second quarter of 2009 was $3.6 million, a decrease of $11.5 million from an operating profit of $7.9 million in the second quarter of 2008.

Income tax expense decreased by $2.1 million to a benefit of $0.6 million for the second quarter of 2009, from an expense of $1.5 million for the second quarter of 2008 due to a decrease in pretax income. The Company’s effective tax rate increased to 22.2% for the second quarter of 2009 from 19.3% in the second quarter of 2008.

“The cost actions we took in the first quarter provided significant savings in Q2, and we believe they will continue to yield benefits for the duration of the year. In the second quarter of 2009, we also implemented cost containment measures that we expect to yield an additional $1 million in savings in the second half of the year. Although we continue to focus on generating sales to improve our current performance, we also intend to remain diligent in adjusting the cost structure of the Company to align with sales revenue and volumes,” Mr. Freeland concluded.

This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties, such as statements about the future state of the economy, FARO’s focus, plans and strategies, its ability to further reduce operating costs, and its future financial condition. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “intend,” “believe,” “will,” “expect” and similar expressions or discussions of our strategy or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products obsolete or less competitive;

•	the cyclical nature of the industries of our customers and material adverse changes in customers’ access to liquidity and capital;

•

further declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financing conditions;

•	fluctuations in the Company’s annual and quarterly operating results and the inability to achieve its financial operating targets;

•

risks associated with expanding international operations, such as fluctuations in currency exchange rates, difficulties in staffing and managing foreign operations, political and economic instability, compliance with import and export regulations, and the burdens and potential exposure of complying with a wide variety of U.S. and foreign laws and labor practices;

•	other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

About FARO

With approximately 20,000 installations and 9,500 customers globally, FARO Technologies, Inc. designs, develops, and markets portable, computerized measurement devices and software used to create digital models — or to perform evaluations against an existing model — for anything requiring highly detailed 3-D measurements, including part and assembly inspection, factory planning and asset documentation, as well as specialized applications ranging from surveying, recreating accident sites and crime scenes to digitally preserving historical sites.

FARO’s technology increases productivity by dramatically reducing the amount of on-site measuring time, and the various industry-specific software packages enable users to process and present their results quickly and more effectively.

Principal products include the world’s best-selling portable measurement arm — the FaroArm; the world’s best-selling laser tracker — the FARO Laser Tracker X and Xi; the FARO Laser ScanArm; FARO Photon Laser Scanners; the FARO Gage, Gage-PLUS and PowerGAGE; and the CAM2 Q family of advanced CAD-based measurement and reporting software. FARO Technologies is ISO-9001 certified and ISO-17025 laboratory registered.

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FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
SALES
Product	$27,203	$50,591	$51,416	$89,918
Service	7,313	7,158	14,548	13,921

Total Sales	34,516	57,749	65,964	103,839

COST OF SALES
Product	10,259	16,044	19,386	29,580
Service	4,893	5,466	10,955	10,314

Total Cost of Sales (exclusive of depreciation and amortization, shown separately below)	15,152	21,510	30,341	39,894

GROSS PROFIT	19,364	36,239	35,623	63,945

OPERATING EXPENSES:
Selling	12,128	17,076	24,952	31,504
General and administrative	6,134	7,014	12,433	12,660
Depreciation and amortization	1,389	1,120	2,680	2,135
Research and development	3,285	3,172	6,764	5,885

Total operating expenses	22,936	28,382	46,829	52,184

(LOSS) INCOME FROM OPERATIONS	(3,572)	7,857	(11,206)	11,761

OTHER (INCOME) EXPENSE
Interest income	(36)	(456)	(194)	(1,077)
Other (income) expense, net	(837)	419	(176)	182
Interest expense	4	7	6	448

(LOSS) INCOME BEFORE INCOME TAX (BENEFIT) EXPENSE	(2,703)	7,887	(10,842)	12,208

INCOME TAX (BENEFIT) EXPENSE	(599)	1,522	(2,153)	2,465

NET (LOSS) INCOME	$(2,104)	$6,365	$(8,689)	$9,743

NET (LOSS) INCOME PER SHARE - BASIC	$(0.13)	$0.38	$(0.53)	$0.59

NET (LOSS) INCOME PER SHARE - DILUTED	$(0.13)	$0.38	$(0.53)	$0.58

Weighted average shares - Basic	16,069,312	16,627,540	16,408,259	16,618,333

Weighted average shares - Diluted	16,069,312	16,784,473	16,408,259	16,758,363

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	July 4, 2009	December 31, 2008
	Unaudited
ASSETS
Current Assets:
Cash and cash equivalents	$26,790	$23,494
Short-term investments	64,973	81,965
Accounts receivable, net	32,901	49,713
Inventories	29,580	33,444
Deferred income taxes, net	6,278	5,581
Prepaid expenses and other current assets	10,291	7,879

Total current assets	170,813	202,076

Property and Equipment:
Machinery and equipment	19,043	22,685
Furniture and fixtures	5,142	4,099
Leasehold improvements	9,217	3,956

Property and equipment at cost	33,402	30,740
Less: accumulated depreciation and amortization	(18,509)	(16,604)

Property and equipment, net	14,893	14,136

Goodwill	19,198	18,951
Intangible assets, net	8,222	8,580
Service inventory	12,551	12,843
Deferred income taxes, net	1,856	2,728

Total Assets	$227,533	$259,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,471	$10,813
Accrued liabilities	7,915	14,032
Income taxes payable	—	1,988
Current portion of unearned service revenues	11,675	11,501
Customer deposits	887	425
Current portion of obligations under capital leases	41	87

Total current liabilities	24,989	38,846
Unearned service revenues - less current portion	5,882	6,772
Deferred tax liability, net	1,114	1,107
Obligations under capital leases - less current portion	266	281

Total Liabilities	32,251	47,006

Shareholders’ Equity:

Common stock - par value $.001, 50,000,000 shares authorized; 16,785,058 and 16,741,488 issued; 16,083,730 and 16,658,552 outstanding, respectively	17	17
Additional paid-in-capital	150,662	149,298
Retained earnings	48,809	57,497
Accumulated other comprehensive income	4,869	5,742
Common stock in treasury, at cost - 680,235 and 55,808 shares	(9,075)	(246)

Total Shareholders’ Equity	195,282	212,308

Total Liabilities and Shareholders’ Equity	$227,533	$259,314

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
(in thousands)	July 4, 2009	June 28, 2008
CASH FLOWS FROM:
OPERATING ACTIVITIES:
Net (loss) income	$(8,689)	$9,743
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	2,680	2,135
Compensation for stock options and restricted stock units	1,201	1,060
Provision for bad debts	649	446
Deferred income tax expense	180	(1,329)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	16,208	4,049
Inventories	4,088	(8,856)
Prepaid expenses and other current assets	(2,402)	(1,877)
Income tax benefit from exercise of stock options	—	(43)
Increase (decrease) in:
Accounts payable and accrued liabilities	(12,451)	(8,962)
Income taxes payable	(1,990)	(1,542)
Customer deposits	462	186
Unearned service revenues	(688)	1,957

Net cash used in operating activities	(752)	(3,033)

INVESTING ACTIVITIES:
Purchases of property and equipment	(2,663)	(1,952)
Payments for intangible assets	(291)	(3,333)
Purchases of short-term investments	(64,972)	(37,125)
Proceeds from sales of short-term investments	81,967	36,735

Net cash provided by (used in) investing activities	14,041	(5,675)

FINANCING ACTIVITIES:
Payments on capital leases	(61)	(81)
Income tax benefit from exercise of stock options	—	43
Repurchases of common stock	(8,829)
Proceeds from issuance of stock, net	—	80

Net cash (used in) provided by financing activities	(8,890)	42

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,103)	(375)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,296	(9,041)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	23,494	25,798

CASH AND CASH EQUIVALENTS, END OF PERIOD	$26,790	$16,757